EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-154910) of Arno Therapeutics, Inc. of our report dated March 31, 2014, relating to the financial statements appearing in this Annual Report on Form 10-K of Arno Therapeutics, Inc. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

New York, New York

March 31, 2014